Exhibit 99.1

Dear Ultimate Escapes Members,

I am delighted to inform you of the results of yesterday’s Auction.  Subject to the necessary approvals, the Company accepted bids for a number of assets, including a bulk bid that may allow members  to vacation in most of the homes to which you are accustomed to travel.

Details are being finalized and will be presented to the Court tomorrow at the sales hearing for approval.   Soon thereafter, we, together with the successful bidder for the bulk properties, will be in touch with you regarding proposed membership benefits and future plans.

We believe this would be a very good result for members, and we look forward to being in touch soon.

We thank you again for your support.  If you have questions, you may continue to submit questions via email to bankruptcy@ultimateescapes.com.

Thank you,

Sheon Karol
CRO